EXHIBIT 10.7

Consulting Agreement

January 1, 2011

Howard Fong, Ph.D.
1707 Creekside Dr.
Sugar Land, TX 77478

Re:  Consulting Agreement

Dear Dr. Fong:

This document serves as a letter agreement (the “Agreement”) for the consulting relationship between Carbon Sciences Inc. (the “Company”) and you (the “Consultant”).

Section 1.                      Services to Be Rendered

(a) The Company is currently developing a CO2 based Gas-to-Liquids (GTL) fuel technology.  Consultant will provide unlimited advice to the Company regarding various aspects of the Technology and Business including, but not limited to, development issues, design enhancements, business strategy and operations (the “Services”).

Section 2.                      Compensation and Term

(a) Consultant shall receive from Company a fee of $12,000.00 per month from January 2011 to December 2011.  Consultant will visit the Company’s headquarters or other destinations determined by the company up to twelve (12) times during the term of the agreement.

(b) On December 1, 2011, the Company and the Consultant will evaluate the relationship and upon mutual agreement, the Company will have the option to extend the agreement an additional year through December 2012.

(c)  Either party may terminate this Agreement with a 30-day prior written notice.

Section 3.                      Reimbursement of Expenses

The Company shall reimburse Consultant for authorized expenses incurred by Consultant in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

Section 4.                      Confidentiality

Consultant shall hold in confidence and not disclose to any person or party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Consultant has, or is given (or has had or been given), access as a result of this engagement and the relationship between the Company and Consultant without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.  Section 4 of this Agreement shall survive the termination of this Agreement.

Section 5.                      Ownership

Consultant agrees that all ideas, concepts and designs related to the Technology (“Intellectual Property) as a result of this Agreement shall be the sole the property of the Company.  Consultant hereby assign to the Company all of his right, title and interest in any such Intellectual Property, and execute, acknowledge and deliver such instruments as are necessary to confirm the ownership thereof by the Company.

Section 6.                      Independent Contractor

(a) Consultant acknowledges that in performing Services pursuant to this Agreement, Consultant (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Consultant pursuant to this Agreement.

Section 7.                      General Provisions

(a) This Agreement and the Mutual Non-Disclosure Agreement executed by Company and Consultant on June 22, 2010 (i) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (ii) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

(b) This agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to choice of law rules or the principles of conflict of laws. Venue for any action brought regarding the interpretation or enforcement of this engagement shall lie exclusively in Santa Barbara County, California.
Please confirm the foregoing is in accordance with your understandings and agreements with the Company by signing below. Accepted and agreed as of the date first written above;

COMPANY	CONSULTANT
Carbon Sciences, Inc.

/s/ Howard L. Fong
Byron H. Elton, CEO	Howard L. Fong

Date	January 12, 2011	Date	January 12, 2011

Mailing Address:		Mailing Address:
5511-C Ekwill St.		1707 Creekside Dr
Santa Barbara, CA 93111		Sugarland, TX 77478

3